Exhibit 5.2

December 23, 2016

Digital Turbine, Inc.	Contact
1300 Guadalupe Street, Suite 302	Rommel Harding-Farrenberg +61 2 9210 6366
Austin, Texas 78701	Email: rommel.harding-farrenberg@corrs.com.au
United States of America

Dear Sirs

Guarantee from Digital Turbine Asia Pacific Pty Ltd

1	Introduction

We have been requested by Digital Turbine, Inc., a Delaware corporation (DTI), to provide this opinion in connection with its subsidiary, Digital Turbine Asia Pacific Pty Ltd ACN 094 069 726, a company incorporated in New South Wales, Australia (the Guarantor) and the Indenture described below, including the Guarantee as set forth therein.

This opinion is given in connection with the guarantee (the Guarantee) provided by the Guarantor under the Indenture dated as of 28 September 2016 (the Indenture) between, among others, DTI as issuer and Digital Turbine USA, Inc., Digital Turbine Media, Inc., Digital Turbine (EMEA) Ltd. and the Guarantor as guarantors in terms of which DTI issued 8.75% Convertible Notes due in 2020 (the Notes). We have not been involved in the negotiation or execution of the Guarantee, the Indenture, the Notes or any other related documents.

We have been asked to provide this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act 1933 (US) (the Securities Act) regarding the Guarantee and the Indenture under the laws in force at the date of this opinion in the Relevant Jurisdictions. We express no opinion as to any laws other than the laws of the Relevant Jurisdictions.

This opinion relates solely to matters governed by, and should be interpreted in accordance with, the laws of the Relevant Jurisdictions as in force and as interpreted at 9.00 am Sydney time on the date of this opinion. We have no obligation to inform you of any change in any relevant law occurring after that time.

2	Definitions

In this opinion:

ASIC means the Australian Securities & Investments Commission.

ASIC Search means the search of the online database of ASIC on or about the date of this opinion in relation to the Guarantor.

Insolvency Notice Search means the search of the online database of ASIC in relation to insolvency notices on or about the date of this opinion in relation to the Guarantor.

Relevant Jurisdictions means New South Wales and the Commonwealth of Australia.

Guarantee from Digital Turbine Asia Pacific Pty Ltd

US means the United States of America.

If a word or phrase is defined, its other grammatical forms have corresponding meanings.

Unless the contrary intention appears, the singular includes the plural and vice versa.

3	Documents

In connection with this opinion we have examined and rely on the following documents:

(a)	a copy of the Indenture, including the Guarantee as set forth therein, executed by or on behalf of the Guarantor (in portable document format (pdf));

(b)	a pdf copy of a certificate from a director of the Guarantor attaching copies of:

(i)	the certificate of registration (and each certificate of registration on change of name) of the Guarantor;

(ii)	the constitution of the Guarantor; and

(iii)	an extract of the resolutions of the board of directors of the Guarantor in relation to the Indenture and the Guarantee set forth therein;

(c)	the ASIC Search; and

(d)	the Insolvency Notice Search.

4	Opinion

Based on the assumptions and subject to the qualifications set out below, we are of the opinion that:

(a)	the Guarantor has been duly incorporated and is validly registered and existing under the laws of its place of incorporation, and the ASIC Search does not indicate any circumstances which jeopardise this registration;

(b)	the Guarantor has the necessary corporate power to enter into and to perform its obligations under the Indenture and the Guarantee and has taken all necessary corporate and other action to authorise the execution, delivery and performance by the Guarantor of the Indenture and the Guarantee;

(c)	the Indenture, including the Guarantee set forth therein, has been validly executed by the Guarantor;

(d)	the execution, delivery and performance by the Guarantor of the Indenture and the Guarantee do not contravene or cause a breach or default under, and will not result in any contravention of, or breach or default under:

(i)	its constitution; or

(ii)	the laws of the Relevant Jurisdictions applicable to companies generally; and

(e)	the courts of New South Wales and the federal courts of Australia will give effect to the choice of the law of the State of New York in the US to govern the Indenture and the Guarantee and the Guarantor’s agreement that all claims in respect of any action or proceeding arising out of or relating to the Indenture and the Guarantee may be heard and determined by any New York State court or federal court of the US, in each case sitting in the State and City of New York, County and Borough of Manhattan in the US.

Guarantee from Digital Turbine Asia Pacific Pty Ltd

5	Assumptions

For the purposes of this opinion we have assumed (without making any investigation) that:

(a)	all dates, seals and signatures and any duty stamp or marking are authentic;

(b)	all copies of documents submitted to us are complete and conform to the originals of those documents and the documents referred to in paragraph 3(b) were in full force and effect as at the date of the resolutions of directors and the date the Indenture, including the Guarantee as set forth therein, was executed by the Guarantor;

(c)	the Indenture and the Guarantee:

(i)	are within the capacity and powers of and have been validly authorised, executed and delivered by all parties to it other than the Guarantor; and

(ii)	constitute valid and binding obligations of all the parties to it under all relevant laws but without assuming the conclusions of our opinions herein;

(d)	all facts stated in the documents submitted to us are and continue to be correct and no relevant matter has been withheld from us, whether deliberately or inadvertently;

(e)	each person identified as a director of the Guarantor under the ASIC Search served as such;

(f)	each person who signed and/or delivered the Indenture, including the Guarantee set forth therein, on behalf of the Guarantor had legal capacity to do so;

(g)	we are entitled to make and rely on all of the assumptions specified in section 129 (other than those in section 129(5) and (6)) of the Corporations Act 2001 (Commonwealth of Australia) (and we note that we do not know or suspect that this assumption is incorrect);

(h)	in relation to the resolutions of the board of directors referred to in paragraph 3(b)(iii):

(i)	if the resolutions were passed at a meeting of directors, the meeting was properly convened and a quorum was present at all times and all directors who attended and voted at that meeting were entitled to do so;

(ii)	if the resolutions were passed by written resolution, all directors consented to the written resolutions;

(iii)	the resolutions were properly passed and have not been varied or revoked; and

(iv)	all provisions relating to the declaration of directors’ interests or the power of interested directors to vote were properly complied with;

Guarantee from Digital Turbine Asia Pacific Pty Ltd

(i)	the execution and delivery of the Indenture, including the Guarantee set forth therein, by the Guarantor, and the performance of its obligations under the Indenture and the Guarantee, is or will be for its commercial benefit;

(j)	no party to the Indenture or Guarantee is conducting or will conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Indenture or Guarantee which might render the Indenture or Guarantee or any relevant transaction or associated activity illegal, void, voidable or unenforceable;

(k)	no liquidator, administrator, receiver or like person has been appointed to the Guarantor and there is no current application for the winding up of the Guarantor (and we note the ASIC Search and Insolvency Notice Search do not reveal any such appointment or application); and

(l)	the Indenture and Guarantee remain effective and has not been amended, novated, released or terminated and no rights under the Indenture and Guarantee have been waived.

The making of each of the above assumptions indicates that we have assumed that each matter the subject of each assumption is true, correct and complete in every particular. That we have made an assumption in this opinion does not imply that we have made any enquiry to verify any assumption or are not aware of any circumstance which might affect the correctness of any assumption. No assumption specified above is limited by reference to any other assumption.

6	Qualifications

Our opinion is subject to the following qualifications:

(a)	we express no opinion as to:

(i)	the binding nature, effect or enforceability of the Indenture or the Guarantee;

(ii)	whether the representations and warranties made or given or to be made or given by the Guarantor in the Indenture and Guarantee are correct except in so far (and to the extent) as any such representation or warranty relates to a matter which is the subject of this opinion;

(iii)	any agreement, document or other instrument (other than the Indenture and Guarantee) referred to in, contemplated by or in any way connected with the Indenture and Guarantee (including each of the Registration Statement and prospectus referred to in paragraph 7 below); or

(iv)	matters of fact and in that regard we note that we did not conduct any investigation in respect of the accuracy of any facts set out in the Indenture and Guarantee, the Registration Statement or prospectus referred to in paragraph 7 below or the certificate and extract resolutions referred to in paragraph 3(b) above, other than by obtaining and reviewing the ASIC Search and Insolvency Notice Search;

(b)	we have not taken into account the implications of any pending or foreshadowed legislative or regulatory proposal or amendment or any litigation, hearing or judgment pending in any Relevant Jurisdiction, including but not limited to, any matter not yet decided on appeal;

Guarantee from Digital Turbine Asia Pacific Pty Ltd

(c)	we have relied on the ASIC Search and the Insolvency Notice Search but we note that the records of ASIC available for public search may not be complete or up to date;

(d)	court proceedings may be stayed if the subject of the proceedings is concurrently before another court; and

(e)	a court will not give effect to a choice of laws to govern the Indenture and Guarantee or to a submission to the jurisdiction of certain courts if to do so would be contrary to public policy in the Relevant Jurisdictions.

7	Filing

We consent to the reliance on this opinion, in connection with the matters set out in it, by Manatt, Phelps & Phillips, LLP for the purposes of any opinion to be given by it in connection with the Indenture and Guarantee and which will be filed as an exhibit to the registration statement on Form S-1 (File No. 333-214321) (the Registration Statement) filed with the US Securities and Exchange Commission in connection with the Guarantee, Indenture, and Notes.

We consent to this opinion being filed as an exhibit to the Registration Statement in relation to the Indenture and Guarantee and to the use of our name, Corrs Chambers Westgarth, under the caption “Legal Matters” in the prospectus that is a part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the US Securities and Exchange Commission thereunder.

Yours faithfully

Corrs Chambers Westgarth

/s/ Rommel Harding-Farrenberg

Partner

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